Exhibit 10.12

Factoring Agreement

Client: Xiamen Pop Culture Group Co., Ltd.

Main Business Address: Unit 102, 35 Wanghai Road, Software Park, Siming District, Xiamen City

Contact: Huang Zhuoqin	Tel: [*]
Fax: [*]	E-mail: [*]

Factoring Bank: Shanghai Pudong Development Bank Co., Ltd. Xiamen Branch

Main Business Address: 4th Floor, A Haiyi Building, 666 Xiahe Road, Siming District, Xiamen City

Contact: Tang Jiyang	Tel: [*]

In view of:

1. The customer and the buyer (as defined below) have signed or are about to sign a transaction contract (as defined below) whereby the customer provides goods or services to the buyer and thus has or is about to form its accounts receivable against the buyer under the transaction contract; the customer agrees to transfer the said accounts receivable to the factoring bank in the manner agreed in this agreement, and the factoring bank agrees to assign the relevant accounts receivable and provide relevant factoring services in accordance with the conditions and manner stipulated in this agreement.

2. Customer and factoring Bank confirm that this Agreement is:

☒ Subsidiary business documents under the financing line agreement No. [/]. After the agreement comes into effect, all its terms shall be incorporated into the financing Line Agreement and shall be part of it (if the customer has previously signed the financing line agreement with the factoring bank, this item shall be selected and the number of the financing limit agreement shall be indicated);

☑ Independent business documents signed between the customer and the factoring Bank (if the customer and the factoring bank do not sign the financing line agreement, this item should be selected)

After friendly consultation, the two sides reached the following agreement.

Article 1 Definition

1. In this Agreement, unless the context otherwise provides, the following terms will have the following meanings:

(1) Buyer: refers to the buyer listed in the Application for Assignment of Receivables (see Annex II for format) submitted by the customer;

(2) Buyer factor / import factor: a factor that accepts the transfer of accounts receivable by a factoring bank according to the relevant agreement, which is called the buyer factor in domestic factoring and the import factor in international factoring;

(3) Transaction contract: refers to the purchase and sale contract and / or service contract signed between the buyer and the customer;

(4) Accounts receivable (or accounts receivable claims): refers to the creditor’s rights to the buyer under the transaction contract referred to in Article 2, paragraph 1, of this Agreement, which are the subject of the assignment;

(5) Invoice: refers to the value-added tax invoice, commercial invoice, business tax invoice or other proof of creditor’s rights that the customer has issued for the goods or services provided to the buyer;

(6) Invoice date: the date of issue of the invoice indicated on the invoice;

(7) Due date of accounts receivable: refers to the expiration date of accounts receivable as stipulated in the transaction contract or invoice;

(8) Grace period: refers to a specified period from the maturity date of accounts receivable, except for accelerated maturity, the expiration date of that period is the maturity date of financing;

(9) Factoring business: refers to the creditor transfers its legally owned accounts receivable to factoring bank as the premise, factoring bank provides creditors with accounts receivable collection, management, bad debt guarantee and financing in one of the comprehensive financial services. the creditor/seller (i.e. the customer under this agreement) transfers its legally owned accounts receivable to the factoring bank, which provides at least one service in the collection, management, bad debt guarantee and financing of accounts receivable. Among them, factoring business which only provides accounts receivable management and / or accounts receivable collection service to customers in factoring bank is also called service factoring. Factoring business can be divided into repurchase factoring business and buyout factoring business;

(10) Repurchase factoring business: when accounts receivable can not be recovered from the buyer at maturity, factoring bank can transfer accounts receivable to customers, or require customers to unconditionally buy back accounts receivable or return financing principal and interest factoring services;

(11) Buyout factoring business: when accounts receivable can not be paid off without commercial disputes, the factoring bank shall bear the risk of bad debts of the approved assigned accounts receivable and approve the payment of factoring services to the customer;

(12) Factoring and forward letter of credit combination business: refers to the customer intends to transfer the relevant accounts receivable under this agreement to factoring bank, and limited to the available balance of the seller’s financing quota set by factoring bank for the customer, Factoring business provided by factoring bank for customers and opening forward letter of credit business combination business;

(13) Factoring and bank acceptance bill combination business: the customer intends to transfer the relevant accounts receivable under this agreement to the factoring bank and limit the available balance of the seller’s financing quota set by the factoring bank for the customer. Factoring business provided by factoring bank for customers and the combination of bank acceptance business;

(14) Buyer’s credit risk: refers to the buyer’s risk of bankruptcy or unreasonable refusal to pay, but does not include the buyer’s risk of rejection due to commercial disputes or force majeure;

(15) Underwriting: refers to the factoring bank in accordance with the terms agreed with the customer to bear the buyer’s credit risk;

(16) Factoring amount: refers to the amount of factoring bank to bear the buyer’s credit risk;

(17) Financing quota: refers to the amount of financing provided by factoring bank to customers according to the assigned accounts receivable;

(18) Invoice financing ratio: refers to the factoring bank for single invoice financing must not exceed the maximum proportion of the invoice amount limit;

(19) Approval of payment: under the buy-out factoring business, the factoring bank shall pay the customer the corresponding transfer price of accounts receivable on the date of approval of payment in accordance with the provisions of this Agreement;

(20) Approval of payment date :90(90) days from the due date of accounts payable;

(21) Commercial disputes: any objection by the buyer to its payment obligations constitutes a commercial dispute, including, but not limited to, the buyer’s payment to the customer, the customer’s performance defects, etc;

(22) Termination: any event referred to in Article 10, paragraph 2, of this Agreement;

(23) Bankruptcy: in domestic factoring, it shall be defined in accordance with the relevant laws and regulations of China (for the purposes of this Agreement, excluding the laws and regulations of the Hong Kong Special Administrative Region, the Macao Special Administrative Region and the Taiwan region); in international factoring, the factoring bank shall jointly determine with the relevant import factor (if any) of the buyer’s country;

(24) Force Majeure: Force Majeure refers to objective circumstances that can not be foreseen and can not be avoided and can not be overcome, including but not limited to natural disasters, earthquakes, typhoons, floods, fires, wars, riots, epidemics, plagues, government actions, strikes, lockouts, power outages, communication failures, network system failures or failures, system failures, equipment failures, etc. The party in the event of force majeure shall notify the other party as soon as possible after learning of the situation, and the two parties shall jointly settle the problem through consultation, but the party who encounters the above matter shall not be liable for breach of contract;

(25) Day: unless otherwise agreed, the date in this Agreement refers only to the actual number of days, not to the business day. Business day refers to the normal open business day of Shanghai Pudong Development Bank for public business, excluding Saturday, Sunday (except for foreign business due to holiday adjustment) or other statutory holidays.

Article 2 Transfer of accounts receivable

1. Before transferring the accounts receivable to the buyer to the factoring bank, the customer shall sign with the factoring bank the return form of the factoring quota and transaction conditions notice (see annex I) for the factoring bank. For service factoring customers, the factoring notice (applicable to service factoring) (see annex VI) should be signed with the factoring bank to clarify the transaction conditions of the buyer’s accounts receivable factoring. Unless otherwise agreed by the parties, the customer shall transfer to the factoring bank all accounts receivable to the buyer under its confirmed Factoring amount and terms notice and / or Factoring terms notice (applicable to Service factoring). All accounts receivable to the buyer shall be transferred to the factoring bank. Customer hereby confirms that in any case, factoring bank has the right to require the customer to sign the notice of assignment of accounts receivable to the relevant buyer (see Annex III for format) or the Introductory Letter (format is shown in Annex IV). The factoring bank has the right to require the customer or to notify the buyer of the transfer of the relevant accounts, and the factoring bank has the right to require the customer to provide the buyer with a written confirmation of the relevant transfer.

2. For the transfer of accounts receivable, the customer shall submit the Application for the transfer of accounts receivable claims to the factoring Bank (see Annex II for the format). At the same time, the customer shall, in accordance with the requirements of the factoring bank, submit the original invoice or a copy of the original check, the shipping documents of the relevant goods and other documents or documents that the factoring bank deems necessary for the customer to submit. Customer’s application for assignment of accounts receivable is regarded as the transfer offer of specific accounts, and factoring bank does not refuse to accept the offer within five (5) days.

3. By transferring the relevant accounts receivable, the factoring bank simultaneously assigns the following rights to the related accounts receivable:

(1) Take all measures permitted by law as a creditor’s right to demand payment of accounts receivable from the buyer;

(2) The right to compromise, extend or settle with the buyer:

(3) The right to transfer accounts receivable again;

(4) Endorsement of the right to transfer negotiable instruments under accounts receivable;

(5) The right to enforce any security, insurance and other contractual arrangements of a security nature or effect relating to accounts receivable; and

(6) All other rights and remedies related to the accounts receivable as stipulated by law or transaction contract.

4. All transfers under this Agreement are transfers of rights and interests under the transaction contract, and any obligations under the transaction contract shall not be transferred with the transfer of accounts receivable claims, but shall still be borne by the customer.

Article 3 Factoring services

1. After the signing of this Agreement, after the Client has transferred its legally owned accounts receivable to the Factoring Bank as agreed in this Agreement, the Factoring Bank shall provide to the Client at least one of the following services, including collection of accounts receivable, management of accounts receivable, guarantee of bad debts, factoring financing, as specified in the Factoring Limit and Conditions Notice and/or Factoring Conditions Notice (applicable to Service Factoring) signed by the Client and the Factoring Bank:

(1) Collection of accounts receivable: refers to the factoring bank according to the accounts receivable period, active or at the request of customers, by telephone, correspondence, door-to-door or the use of legal means to collect the buyer;

(2) Accounts receivable management: refers to factoring banks according to customer requirements, regular or irregular to provide them with accounts receivable recovery, overdue accounts, statements and other financial and statistical statements, to assist them in the management of accounts receivable;

(3) Bad debt guarantee: after the signing of this agreement, the factoring bank approves the credit line for the customer, and within the approved amount, provides the agreed approved payment to the buyer’s accounts receivable without commercial disputes;

(4) Factoring financing: refers to the bank financing services provided by factoring banks to customers on the premise of legal and effective transfer of accounts receivable.

2. Under service factoring, the specific contents of accounts receivable collection and accounts receivable management service provided by factoring bank to customers are based on the opinion on accounts receivable management and collection service issued by factoring bank to customers.

3. When the factoring bank provides ①-③services under the above factoring services to the customer in accordance with paragraph 1 of this article, the customer shall pay the factoring bank related expenses, including accounts receivable management fees.

Article 4 Statements,guarantees and commitments

1. the customer to make the following statement and guarantee to factoring Bank, which shall be made at the time of signing this Agreement and shall remain in force for the duration of this Agreement:

(1) The Client is an enterprise (business) legal person or other economic organization established in accordance with its applicable law, with independent legal personality, complete financial system and repayment ability, and has the right to conclude and perform this Agreement according to law.

(2) The customer has no bad financing record within three years, no bad record in customs, tax, etc., there is no relationship between the customer and the buyer, and there is no overdue payment between the customer and the buyer. The goods exported / bought and sold by the customer are not prohibited by the state.

(3) Customer has the right to sign this Agreement and has completed all authorizations and approvals required by the shareholders’ meeting, the board of directors or other competent bodies to sign this Agreement and perform their obligations under this Agreement. The terms of this Agreement are the true intention of the customer and are legally binding on the customer.

(4) The signing and performance of this Agreement shall not violate the laws to be observed by the customer (the laws under this Agreement include the laws, regulations, local regulations, judicial interpretations, etc.), the relevant documents, judgments, awards of the competent authority, and shall not conflict with the articles of association of the customer or any contract, agreement or any other obligation it has signed.

(5) In the process of signing and performing this Agreement, the customer shall abide by the principle of honesty and trustworthiness, and all information, documents, information (including but not limited to business licenses, transaction contracts, financial statements, etc.) provided to the factoring bank including itself, the guarantor shall be true, valid, accurate, complete and without any concealment or omission, and shall ensure that all financial statements (if any) issued by the customer comply with the provisions of the applicable law. The statements reflect the financial situation of the customer in a true, complete and fair manner.

(6) guarantee the completion of the required filing, registration or other formalities for the validity and lawful performance of this Agreement.

(7) Since the issuance of the most recent audited financial statements, there have been no significant adverse changes in the operating and financial position of the clients.

(8) In business activities, strictly abide by the provisions of the law, strictly in accordance with the provisions of the customer’s business license or the scope of business approved in accordance with the law to carry out all kinds of business, on time to go through the registration and annual inspection procedures, production and operation legal, compliance, with the ability to continue to operate, have a legal source of repayment.

(9) Do not give up any due claims, nor dispose of existing major property free of charge or otherwise inappropriate.

(10) The Factoring Bank has been disclosed to the Factoring Bank what it knows or should know about the Factoring Bank’s decision whether to provide factoring business under this Agreement.

(11) Good credit condition, no major bad record, no suspected money laundering risk, terrorist financing and other illegal activities.

(12) There are no other circumstances or events that have or may have a significant adverse impact on the performance capacity of the customer.

(13) For repurchase factoring business, related accounts receivable will be paid unconditionally and in full by the buyer on the due date.

(14) All transferred receivables shall:

(1)	Legal, true, valid, clear and flawless ownership may be enforced against the relevant buyer in accordance with the law or contract;

(2)	There are no commercial disputes that have occurred or are potential:

(3)	There are no transfer restrictions;

(4)	There is no pledge or other priority right for any third party, and the buyer or any third party can not claim any right in respect of the receivable, including but not limited to claims, security rights, rights of set-off and other rights;

(5)	There is no other debt burden not known to factoring banks;

(6)	Does not belong to the overdue account or the reorganization account;

(7)	There are no prior assignment arrangements for receivables;

(8)	There is no violation of China’s relevant foreign exchange regulations;

(9)	Counterparty countries / regions are not international or other countries sanction countries / regions.

2. The client promised the factoring bank:

(1) Account opening: factoring Bank will open factoring account for customers to receive buyer’s payment under related accounts receivable. The customer shall ensure that the account has been informed to the relevant buyer.

(2) Information commitment: at the request of factoring bank from time to time, the customer shall provide the financial statements required by factoring bank, including annual, quarterly or monthly reports.

(3) Authorization: The Customer shall process, obtain and comply with all approvals, authorizations, registrations, permits required by its applicable law and maintain their validity to enable it to legally sign and perform its obligations under this Agreement.

(4) Transaction contract change: the customer shall not enter into any agreement with the buyer to change the transaction contract or payment terms without the prior written consent of the factoring bank after the transfer of the relevant accounts receivable to the factoring bank and before it is transferred back to the customer in accordance with the provisions of this Agreement; No discount, rebate, or other similar concession or deduction arrangements shall be accepted by the buyer for the related accounts receivable.

(5) Refactoring or transfer or creation of other rights: no factoring agreement or any other right in respect of accounts receivable already transferred to factoring banks under this Agreement shall be signed with any third party.

(6) Customer confirmation, service factoring for repurchase factoring. Under service factoring, if the buyer fails to perform its payment obligations on the 31st day after the due date of the accounts receivable, All the receivables are counter-transferred to the customer (see Annex VII for the form of the counter-transfer notice). The factoring Bank’s obligation to provide accounts receivable management and collection services under this Agreement terminates.

(7) During the term of factoring financing under this Agreement, the customer shall not terminate the unexpired transaction contract with the buyer without the written consent of the factoring Bank.

(8) If the customer of this Agreement is a group customer, the customer shall report in time the actual fiduciary net assets of more than 10% related party transactions, including the related relationship between the parties to the transaction :2 transaction items and the nature of the transaction .4 pricing policy (including transactions with no or only symbolic amount).

(9) With regard to the agreement on anti-money laundering, customers confirm and agree that factoring banks shall have the right to carry out money laundering risk assessments of transactions covered under this Agreement in accordance with applicable anti-money laundering laws and regulations and internal management requirements, and that factoring banks have reasonable grounds to suspect that customers and/or transactions under this Agreement are suspected of participating in illegal activities such as money laundering, terrorist financing or (weapons of mass destruction) financing, or tax evasion, as recognized by the United Nations Security Council, the Financial Action Task Force on Money Laundering, China, the United States, the European Union and other international organizations or countries, Factoring Bank has the right to take necessary control measures in accordance with the regulations of the people’s Bank of China on anti-money laundering. At the same time, factoring Bank has the right to directly restrict or suspend all or part of its business under this Agreement without notice to its customers, to declare that factoring financing expires in advance, to terminate this Agreement, and to require customers to bear all losses caused to factoring Bank as a result.

(10) Customer consent and irrevocable authorization: factoring Bank, subject to the prohibition of the regulations on the Administration of Credit Information Industry and the relevant laws and regulations, shall have the right to provide the basic database of financial credit information established by the State with information on all contracts / agreements / commitments signed by the customer and factoring Bank, including the performance information related to all contracts / agreements / commitments mentioned above, as well as the basic enterprise information and other information provided by the customer, to the financial credit information base database established by the State for the inspection and use of units with qualifications; At the same time, factoring banks have the right to inquire and use any information about customers that has been entered into the basic database of financial credit information set up by the state. This authorization covers all aspects of the necessary business management of the factoring bank under this Agreement before and after the signing of this Agreement, and the validity period shall expire with the actual termination of this Agreement.

(11) The customer guarantees that it has disclosed to the factoring bank all facts and information related to the transaction contract, accounts receivable or which may affect the transfer of accounts receivable by the factoring bank, and that there is no malicious collusion or falsehood, otherwise, the customer shall be liable for any loss (including direct and indirect losses) and adverse effects caused to the factoring bank.

(12) Customers hereby confirm that they are fully aware of and aware of the position of factoring bank against its employees seeking any form of benefit by taking advantage of their position, and undertake to avoid such circumstances on the basis of the principle of integrity and fairness, and not to provide any form of rebates, gifts, securities, valuables, various rewards, private expense compensation, private travel, high consumption entertainment and other improper benefits to employees of factoring bank.

Article 5 Quota and Exchange

1. Factoring quota: factoring quota is divided into circular and non-circular quota. For the circulating factoring amount, without affecting the other risk bearing restrictions stipulated in this Agreement, the factoring bank shall underwrite the accounts transferred by the factoring bank in accordance with the limits of the factoring amount (including the limitation of proportion or amount). Accounts receivable beyond the scope of insurance are automatically converted to accounts receivable within the scope of insurance after payment by the buyer. factoring bank may cancel, freeze or adjust the factoring amount at any time. from the date the factoring bank notifies the customer, for the accounts receivable subsequently transferred by the customer, the factoring bank shall bear the buyer’s risk according to the adjusted amount, but for the previously assigned accounts receivable, the factoring bank will still bear the risk according to the original amount.

2. Financing quota: financing quota is divided into circular and non-circular quota. For the amount of circular financing, the customer can use the usable amount once or in instalments, and the factoring bank’s own financing amount occupies the amount of financing, which is restored after the repayment of the financing amount and is included in the amount of financing that can be used. Factoring banks may cancel, freeze or adjust the amount of financing at any time. If the financing balance of the relevant invoice exceeds the usable amount due to the cancellation, freezing or adjustment of the financing amount, the customer shall immediately repay the principal and interest of the excess part of the financing balance.

3. Exchange rate conversion. If the balance of financing under this Agreement exceeds the amount available at any time due to exchange rate changes, factoring Bank shall have the right to require the customer to immediately repay the excess. If the customer’s repayment (including authorized repayment) currency is inconsistent with the financing currency, factoring bank has the right to purchase and repay foreign exchange at the relevant exchange rate determined by itself, and the exchange rate risk shall be borne by the customer himself.

Article 6 Risk Assumption

1. For repurchase factoring business, factoring bank does not bear any risks such as any credit risk, commercial dispute risk and force majeure risk of the buyer. For factoring bank to provide financing to customers, the customer shall unconditionally bear the due repayment obligations of related financing principal and interest and expenses. The customer hereby confirms that whether or not the factoring bank transfers the accounts receivable again in accordance with the provisions of this Agreement, and in the case of the factoring bank having the accounts receivable, It does not affect the factoring bank’s counter-transfer of accounts receivable to the customer in accordance with the provisions of this Agreement.

2. For buyout factoring business, factoring bank shall bear the buyer’s credit risk in accordance with the following provisions:

(1) Unless otherwise provided in this Agreement, the factoring bank shall pay to the customer the transfer price of the relevant accounts receivable within ninetieth (90) days from the date of the buyer’s bankruptcy, and the factoring bank shall have the right to deduct the amount of the non-risk portion of the relevant accounts receivable, the factoring fee (if not collected) charged by the factoring bank for the relevant accounts receivable, the principal and interest of the financing provided and not paid by the factoring bank in accordance with Article 7 of this Agreement, and other deductions and offsets that all factoring banks are entitled to make.

(2) Subject to other restrictive provisions of this agreement regarding factoring banks’ risk-taking, if the buyer fails to pay all or part of the accounts receivable that the factoring bank has assumed risks before the end of the approved payment date, the factoring bank shall approve On the payment date, pay the customer the transferable price of the relevant accounts receivable, and the factoring bank has the right to first deduct the amount of the relevant accounts receivable that the factoring bank does not bear the risk, and the factoring bank should collect the relevant accounts receivable Factoring fees (if not yet collected), the financing principal and interest that the factoring bank has provided and has not been repaid in accordance with Article 7 of this agreement, and other deductions and offsets that all factoring banks are entitled to make.

(3) After the factoring bank cancels the factoring amount of the equivalent amount of accounts receivable, the payment to all buyers of the customers received by the factoring bank shall be preferentially offset against the balance of the risk borne by the factoring bank and used to repay the financing of the factoring bank.

3. For accounts receivable that the customer has transferred to the factoring bank, but the factoring bank does not bear the risk under this Agreement, the payment received by the buyer shall be credited to the customer settlement account as the transfer price within three (3) days.

4. Factoring Bank may transfer its assigned accounts receivable to a third party transferee, including, but not limited to, the buyer’s factor or import factor, on such terms and conditions as it deems appropriate, and shall be insured or collected by that third party. The third party underwriting or collection shall not affect the liability of the factoring bank to the customer under this Agreement, and any payment made by the buyer to the third party transferee shall not be deemed to have been paid by the factoring bank unless it has been duly recorded by the factoring bank. In this context:

(1) Customer shall comply with and enforce some additional requirements, obligations and procedures as required by the third-party accounts transferee and notified from time to time by the factoring bank, including, but not limited to, the Notice of Assignment of Receivables or Introductory Letter, signed to the Buyer in accordance with the requirements of the factoring bank for the transfer of the relevant accounts to the transferee and the endorsement of the terms and events of the transfer on the surface of the invoice as required by the factoring bank;

(2) The factoring bank has the right to decide whether to make all or part of the same deductions and offsets in the accounts receivable between the third party and the customer, whether the offsets or deductions are made against the customer, the buyer or the factoring bank.

5. In the case of a buyer’s factor or import factor, if the buyer’s factor or import factor approved the underwriting of the accounts receivable, if the account receivable is not within ninety (90) days after the due date After receiving the notice of dispute, but not receiving the notice of payment from the buyer, the customer can choose:

(1) On the expiration date of ninety(90) days after the expiration date of accounts receivable (this paragraph is referred to as “expiry date”), the corresponding financing amount shall be repaid to factoring bank. If the customer fails to repay the above financing amount in full, the outstanding part shall be regarded as overdue loan from the expiration date. If the factoring bank receives the payment approved by the buyer’s factor or import factor after the expiry date, the payment shall first be used to pay off the overdue principal and interest of the financing;

(2) The factoring bank shall not return the financing amount of the factoring bank and continue to bear interest in accordance with the factoring financing Agreement; if the factoring bank is liable for payment in accordance with the agreement, the principal and interest of the financing shall be deducted from the price paid to the customer on the date of approval of payment.

Article 7 Financing

1. Under this Agreement, the customer may, on the basis of repurchase factoring (except service factoring) or buyout factoring, Apply to factoring bank for the issuance of financing funds or finance by factoring bank opening a forward letter of credit (i.e. factoring and forward letter of credit combination) or bank acceptance bill (i.e. factoring and bank acceptance bill combination) and comply with Article 8 of this Agreement.

2. Issuance of financing: before the due date of the relevant accounts receivable, the customer may apply to the factoring bank for issuance of financing in accordance with the signed notice of factoring quota and transaction conditions and the factoring financing Agreement.

3. Financing ratio: factoring bank has invoice financing ratio requirements, for single invoice financing can not exceed invoice financing ratio.

4. Factoring and forward letter of credit combination business: before the expiration date of the relevant accounts receivable that the customer has transferred to factoring bank, the customer may, in accordance with the “seller’s financing quota” approved by factoring bank’s notice of factoring quota and transaction conditions, require factoring bank to provide financing in the form of a forward letter of credit. The customer shall submit a portfolio business application form to factoring bank, which shall open a forward letter of credit for the customer in accordance with the relevant provisions of the opening of a forward letter of credit business.

5. Factoring and bank acceptance bill combination business: before the expiration date of the relevant accounts receivable transferred by the customer to the factoring bank, for the accounts receivable that has not yet been paid by the buyer, The customer may require the factoring bank to finance the account in the form of a bank acceptance bill in accordance with the relevant provisions of the bank acceptance bill.

6. Portfolio business application: after the application form submitted by the customer has been examined and confirmed by the factoring bank, the customer shall, in accordance with the relevant requirements of the factoring bank for the opening of a forward letter of credit or acceptance of a bill of exchange, apply for the opening of a forward letter of credit or a bank acceptance of a bill of exchange.

7. Portfolio business exposure ratio: under this Agreement, Factoring Bank’s exposure to forward letters of credit or bank acceptance drafts for customers shall not exceed the proportion of outstanding amounts of relevant qualified accounts receivable transferred by customers to factoring banks as agreed by both parties in the Factoring quota and terms of Exchange Notification. In case of exchange rate conversion, factoring Bank shall have the right to convert at its own rate, where the customer confirms that it bears the corresponding exchange rate risk.

At the same time, both parties confirm that the total amount of the factoring bank’s open letter of credit or bank acceptance for the customer in accordance with this agreement does not exceed the “seller’s financing limit” approved by the factoring bank in this agreement minus the amount that the factoring bank has paid The maximum balance after the factoring financing amount issued by the customer. The factoring bank has the right to independently determine the amount of issuance or invoicing and the specific exposure ratio.

8. Portfolio business transfer notice: the customer shall send the account receivable transfer notice to the buyer or Introductory Letter, notify the buyer to transfer the due accounts receivable funds into the factoring account designated by the factoring bank according to the payment path provided by the account receivable transfer notice or Introductory Letter when the accounts receivable is due.

Article 8. Buyer’s payment

1. Factoring banks have the independent and exclusive right to collect and execute the accounts receivable of their assigned customers against the buyer, unless the factoring bank requests, the customer shall not intervene or attempt to collect the relevant accounts receivable.

2. Under the term letter of credit or bank acceptance bill combination business, the buyer’s payment and related payment received by factoring bank for its assigned accounts receivable will be directly used for external payment when the letter of credit or bank acceptance bill expires. Customers will actively cooperate with factoring Bank to sign relevant agreements and implement relevant procedures according to factoring Bank requirements.

3. The customer shall immediately notify the factoring bank in writing and return the payment to the factoring bank and assist the factoring bank in contacting the buyer to avoid the recurrence of such payments. The customer shall not endorse or otherwise handle the related payment without authorization, but shall not include the endorsement of the bill to the factoring bank or the person designated by the factoring bank. Before the customer returns the relevant payment to the factoring bank ,(1) for the related payment, the customer is only entrusted by the factoring bank to hold the trust and will endorse the relevant bill in accordance with the instructions of the factoring bank ,(2) the factoring bank has the right to take measures as appropriate, including but not limited to requiring the customer to pay off the relevant factoring charges, return the principal and interest of the factoring bank financing, make up the margin under the forward letter of credit / bank acceptance bill, suspend the subsequent financing issuance, cancel the financing quota, etc.

4. The Client and Factoring Bank hereby agree that the Buyer’s payment shall be made in accordance with the following rules:

(1) Factoring bank may use the relevant amount in accordance with the remittance instructions for the buyer’s payment under the assigned accounts receivable received by the factoring bank, but if the buyer does not have clear instructions on its payment, Factoring bank has the right to decide on its own to repay the accounts receivable in accordance with the principle of first due and first repay, or to use the related payment first to pay the accounts receivable at its risk.

(2) If the factoring bank has handled factoring financing for the customer, the factoring bank shall have the right to repay the outstanding balance of financing principal and interest of the customer immediately before the transfer price as accounts receivable is credited to the customer’s account. The remaining factoring bank has the right to choose to repay outstanding expenses and financing principal and interest under other accounts receivable.

Article 9. Proof of debt

Factoring Bank maintains a set of accounting accounts and vouchers and data related to the business activities covered by this Agreement on its accounting books and its factoring systems in accordance with its consistent business operating standards to prove the financing payments and interest of Factoring Bank, record buyer’s payments, etc. The valid certificate of the customer’s recognition of the financing creditor’s rights under this Agreement shall be the accounting certificate or other valid proof material issued and recorded by the factoring bank in accordance with its own business regulations.

Article 10 Obligation to pay and default

1. Transaction contract disputes under factoring (except service factoring): during the period between the transfer of the relevant accounts receivable to the factoring bank and 180(180) days after the expiration of the accounts receivable, The customer and the buyer may dispute the transaction contract through the factoring bank or the buyer’s factor or the import factor (if any) and deal with it in accordance with the following rules:

(1) If the factoring bank receives notice of dispute from the buyer’s factor or import factor, it shall issue and serve the notice of factoring dispute to the customer, which shall be stamped and signed by the customer;

(2) The customer shall, within five (5) business days after the receipt of the Factoring Dispute Notice, return to the factoring bank all outstanding financing principal and interest and related factoring fees;

(3) If the customer fails to pay off in full within five (5) business days after receipt of the Factoring Dispute Notice, the Factoring Bank shall, from the sixth (6) business day onwards, have the right to withhold the above amount directly from the account opened by the customer at the Factoring Bank (the date of deduction is referred to as the “withholding date”); if the balance of the customer account is not sufficient to pay off in full, the Factoring Bank shall notify the customer in writing and require him to pay the above amount and pay the penalty interest at the specified date;

(4) If the customer receives the notice of dispute within 180(180) days after the due date of the accounts receivable, the customer shall return the approved payment to the factoring bank in advance upon the request of the factoring bank; if the customer fails to refund the account to the factoring bank on time, the factoring bank shall have the right to claim and calculate the penalty interest from the customer at the expense of the customer;

(5) In the buy-out factoring business, if the transaction contract dispute occurs before the approved payment date of the factoring bank and can not be resolved, the customer shall repurchase the relevant accounts receivable from the factoring bank before the approved payment date.

2. Termination:

(1) Under factoring (except for service factoring), the factoring bank has the right to declare the financing due in advance and the customer shall immediately repay the principal and interest of the financing; if the factoring bank has opened a forward letter of credit and / or a bank acceptance draft for the customer, the factoring bank has the right to require the customer to immediately make up the margin under the forward letter of credit / bank acceptance bill:

(1) Customer’s failure to comply with all statements, undertakings or commitments made in this Agreement;

(2) Customer’s failure to fulfill its obligations under this Agreement, there is any breach of contract under the transaction contract; for any applicable legal reasons, the customer’s transfer to factoring bank is invalid or not established;

(3) Customer has any overdue payments under this Agreement or the Factoring Financing Agreement;

(4) Any breach by the customer of any obligations to the buyer arising from the transaction contract;

(5) Before the due date of the accounts receivable, the buyer pays the related accounts directly to the customer, and the customer fails to inform the factoring bank or return the relevant money to the factoring bank in time;

(6) The discount offered by the buyer in accordance with the agreement of the transaction contract, including but not limited to the grace period, is accepted by the customer because the price difference discount proposed by the buyer after the price is determined, in which case the customer shall obtain the prior written consent of the factoring bank and pay the agreed price difference to the factoring bank first and use it to repay the principal and interest of the financing in advance;

(7) Changes in the applicable law of this Agreement make the transfer under this Agreement illegal, or due to the policies and orders of regulatory bodies such as China or the people’s Bank of China, Factoring Bank is unable to exercise or perform any of its rights or obligations under this Agreement;

(8) (a) Factoring Bank has failed to obtain payment as a result of a court suspension, suspension, freezing or other judicial order of the same or similar function;

(9) Customer fraud, or transfer to factoring bank accounts receivable is not due to legitimate transactions of qualified accounts receivable, or transfer to factoring bank accounts receivable invalid or false;

(10) For any reason, including but not limited to foreign policy, factoring bank failed to receive the relevant payment from the buyer;

(11) Other circumstances that are determined by factoring banks to cause or may cause losses to factoring banks.

(2) Under service factoring, if the buyer fails to meet its payment obligations on the 31st day after the due date of the accounts receivable, the factoring bank’s obligation to provide accounts receivable management and/or collection services under this Agreement terminates.

Factoring Bank may terminate this Agreement at any time after any of the above termination events. The customer shall compensate the factoring bank for all losses caused by the termination.

3. Customer’s obligation to pay: if the termination occurs, the customer should pay the relevant amount immediately. If the customer fails to pay the relevant amount and interest on time, the relevant factoring financing balance will expire in advance.

4. Overdue penalty interest: the customer shall pay the overdue penalty interest to the factoring bank in accordance with the overdue penalty rate stipulated in the factoring financing Agreement for any outstanding payments under this Agreement, including, but not limited to, the principal and interest of financing, the administrative expenses of accounts receivable, etc.

5. Return of creditor’s rights: after the customer has fully fulfilled its repayment obligations (including advance payment) as agreed in this Agreement, Factoring Bank may, at the request of the customer, transfer its rights to the buyer in respect of the relevant accounts receivable back to the customer, including notifying the buyer.

6. If, for any reason, factoring bank fails to receive full payment on the due date of accounts receivable, for the forward letter of credit and / or bank acceptance bill already opened by factoring bank, The customer shall make up the deposit under the forward letter of credit / bank acceptance bill to 100% or pay the relevant amount unconditionally ten (10) days before the due date of the forward letter of credit / bank acceptance bill. The customer undertakes to waive all defences.

7. The customer hereby authorizes the factoring bank to use the money (regardless of currency) opened by the customer in any account of any branch of Shanghai Pudong Development Bank on behalf of the customer in order to pay the debt. This authorization is irrevocable. In case of exchange rate conversion, the factoring bank shall convert the exchange rate at its own rate and the exchange rate risk shall be borne by the customer.

8. If the customer of this Agreement is a group customer, the actual recipient shall be deemed to be in breach of contract under this Agreement, and the factoring bank shall have the right to unilaterally decide to cancel the unused credit of the customer and withdraw part or all of the used credit or require the customer to add 100% margin :(1) providing false materials or concealing important operating financial facts ;(2) changing the original purpose of credit without the consent of the factoring bank, misappropriating credit or using bank credit to engage in illegal or illegal transactions; Taking advantage of a false contract with a related party to obtain bank funds or credit by discounting or pledge of debt receivable, such as notes receivable and accounts receivable without actual trade background; refusing to accept the supervision and inspection of the use of credit funds and related financial activities by factoring banks; major mergers, acquisitions and reorganization, etc., which factoring banks consider may affect the security of credit granting; and intentionally evading bank claims through related transactions.

Article 11 Law Application and Dispute Resolution

1. Applicable law

This Agreement shall apply and be interpreted in accordance with the laws of the People’s Republic of China (excluding the laws of the Hong Kong Special Administrative Region, the Macao Special Administrative Region and the Taiwan Region) for the purposes of this Agreement.

The outstanding matters of factoring business under this Agreement may be governed by the existing rules of the General Principles of International factoring (GENERAL RULES FOR INTERNATIONAL FACTORING), edifactoring, com Rules, etc. FCI and their revision from time to time, as well as the rules relating to factoring business in the interim measures for the Management of factoring Business of Commercial Banks (including valid changes made from time to time) promulgated by the CBRC.

2. Dispute resolution

All disputes concerning this Agreement shall be settled through friendly negotiation; if not, a lawsuit shall be brought to the people’s Court of the place where the factoring Bank is domiciled. During the dispute, the parties shall continue to perform the outstanding terms.

Article 12 Entry into force and other

1. This Agreement shall enter into force with the signature (or seal) of the legal representative of the customer or his authorized agent and with the official seal, and the signature (or seal) of the legal representative (person in charge) or his authorized agent of the factoring bank and the official seal (or special seal of the contract) of the customer.

This Agreement shall remain in force after its entry into force unless it is cancelled or terminated in accordance with the provisions of this Agreement. Either party may terminate this Agreement by notifying the other party in writing at least 60(60) days in advance, provided that the customer unilaterally proposes to terminate this Agreement only with the written consent of the factoring Bank. After the termination of the Agreement, the responsibilities or obligations of either party under this Agreement shall continue to be bound by this Agreement; the termination of the Agreement shall not affect the rights and obligations of either party under this Agreement before the date of termination.

2. The invalidity of one provision of this Agreement shall not affect the validity of other provisions of this Agreement. For any reason, the customer shall be liable for the repayment of all debts owed to the factoring bank under this Agreement. In the event of the above, factoring Bank shall have the right to terminate the execution of this Agreement immediately and may immediately recover from the customer all debts owed by the borrower’s customer under this Agreement.

3. During the validity of this Agreement, any breach or other act by the factoring Bank shall not prejudice, affect or restrict all rights or interests of the factoring Bank as a creditor under the law or this Agreement, nor shall it be regarded as a recognition by the factoring Bank of the breach of this Agreement by the customer, nor shall it be regarded as a waiver by the factoring Bank of the right to take action against the customer’s existing or future breach.

4. Factoring Bank may assign all or part of its rights and / or obligations under this Agreement, and in this case, the transferee shall have and / or undertake the same rights and / or obligations as it should have as a party to this Agreement. The customer shall be liable to the transferee as agreed in this Agreement after receiving the notice of the factoring Bank on the transfer of the creditor’s rights.

5. The customer confirms that the address listed on the front page of this Agreement and the delivery information such as fax and e-mail are valid mailing or e-mail addresses. Legal documents, such as notices and other documents under this Agreement, as well as letters, summonses, notices and other legal documents issued in the course of any proceedings arising under this Agreement (including any proceedings and enforcement proceedings, such as first instance, second instance and retrial), shall be deemed to be served as long as they are sent by mail or by electronic service, such as fax, e-mail, to the mailing or e-service address specified on the signing page of this Agreement, and the specific date of service shall be governed by the provisions of the Civil Procedure Law on the date of service. The change of the above mailing or electronic service address shall not have legal effect without prior notice to the factoring bank, and the service address confirmed in this Agreement shall still be regarded as a valid service address.

6. All Factoring Quota and Conditions Notice or Factoring Conditions Notice (Applicable to Service Factoring), Factoring Financing Agreement, Application Documents, etc., confirmed or signed by Customer and Factoring Bank in accordance with the Form of Factoring Bank, shall be an integral part of this Agreement and shall take effect on the date of its issuance.

7. Unless otherwise specified in this Agreement, the terms and expressions in the annex to this Agreement have the same meaning as this Agreement.

8. The title under this Agreement is for convenience only and does not serve as the basis for the content under this heading.

9. This agreement is made in two originals, of which the factoring bank holds one copy, the customer holds one copy, and each copy has the same legal effect.

Article 13 Other agreed terms

None

(Signature page follows)

Factoring Agreement

(This page is a signature page, no text)

This Agreement is signed by the following parties on June 24, 2020. Customer confirms that at the time of signing this Agreement, both parties.

All the terms have been explained and discussed in detail, and both parties have no doubt about all the terms of the agreement and have regard to the parties.

Customer	Shanghai Pudong Development Bank Co., Ltd.
Xiamen Branch

(Seal) /s/ Xiamen Pop Culture Group Co., Ltd	(Seal) /s/ Shanghai Pudong Development Bank Co., Ltd.
Xiamen Branch

Legal representative or authorized agent (signature or seal)	Legal representative / person in charge or authorized agent (signature or seal)

/s/ Zhuoqin Huang	/s/ Zhong Fu

No .36052020280063-2

Annex II:

Notice of assignment of receivables
(for double factoring)

To: Xiamen Many Idea Interactive Co., Ltd. [ Buyer’s Name]

To Whom It May Concern:

1. We hereby inform you that we have signed a Factoring Agreement (hereinafter referred to as “factoring Agreement”) with Xiamen Branch of Shanghai Pudong Development Bank Co., Ltd .(hereinafter referred to as” seller Pudong Development Bank”). The accounts receivable claims mentioned in item 2 below and all rights arising from the accounts receivable claims have been transferred to the seller factoring bank. At the same time, the seller factoring bank has requested the Xiamen Branch of Shanghai Pudong Development Bank Co., Ltd .(hereinafter referred to as “buyer factoring Bank”) to approve the buyer’s underwriting amount for your company, so as to provide the buyer factoring service to the seller factoring bank for the guarantee of bad debts, and the seller factoring bank has transferred the following account receivable claims transferred from the company to the buyer factoring bank.

2. In accordance with the factoring agreement and the agreement between the seller’s factoring bank and the buyer’s factoring bank, the following accounts receivable claims of our company to your company under the transaction contract signed by our company have been transferred to the buyer’s factoring bank. The buyer’s factoring bank has become a creditor of the following accounts receivable claims.

□ all accounts receivable claims to your company now and in the future.

□ the following claims on your accounts receivable:

Serial number	Invoice number	Billing date	Name of note	Date of shipment	Due date	Amount invoiced	Description of shipment	Shipping Documents and Numbers
1	09577826-0 9577840	2020/05/29	VAT special invoice	2020/05/29	2021/05/29	1.42 million yuan
2	09577767-0 9577782	2020/03/23	VAT special invoice	2020/03/23	2021/03/23	1.58 million yuan
3	09577841-0 9577922	2020/06/17	VAT special invoice	2020/06/17	2021/06/17	8.2 million yuan
Total amount transferred (currency/capital)					RMB 11,200,000.00

Under the above arrangements:

1. We will continue to perform our supply obligations and other corresponding obligations under the transaction contract (purchase and sale contract and / or service contract), and you will continue to receive invoices issued directly by us. All current and future accounts due under the relevant invoices must be paid to Pudong Development Bank without any other special notice from Pudong Development Bank. Please pay to the following account:

Payee: to be transferred to factoring business Xiamen PoP Culture Co., Ltd

Bank: Xiamen Branch, Shanghai Pudong Development Bank

Account number : [*]

2. Please sign your company and forward a copy of this letter to Shanghai Pudong Development Bank as soon as possible.We would appreciate it.

3. The definitions of relevant terms in the factoring agreement have the same meaning in this notice.

4. This notice is the true meaning of the company. Once signed by the company, this notice will take effect immediately. This notice is irrevocable.

5. The method of dispute resolution between the company and your company under the above-mentioned transaction contract (purchase and sales contract and/or service contract, etc.) of the transferred accounts receivable creditor’s rights will begin after your company has signed the “buyer confirmation” receipt of this notice , It is changed to sue to the people’s court of the creditor’s domicile (applicable for buyout type double factoring).

Seller: Xiamen Pop Culture Co., Ltd

Seller Factoring Bank (Seal):

Date: June 24, 2020

CC: Buyer Factoring Bank Shanghai Pudong Development Bank Limited Xiamen Branch

[Buyer’s confirmation]

To: Xiamen PoP Culture Co., Ltd. and Factoring Bank:

To Whom It May Concern:

The Company has no objection to the matters recorded in the notice of assignment of accounts receivable numbered [*]. The Company undertakes to pay accounts payable based on the transaction contract (purchase and sale contract and / or service contract) to the designated bank account recorded in the notice.

We agree that the dispute settlement between our company and your company under the above transaction contract (purchase and sale contract and service contract, etc.) for the transfer of accounts receivable claims shall be changed to a suit in the people’s court of the place where the creditor is domiciled (buyout double factoring applies)

Buyer: Xiamen Many Idea Interactive Co., Ltd
Legal representative or authorized agent Signature or Seal: /s/ Liu Jianhui
Date: June 24, 2020

Annex III:

Confirmation of claims receivable

(No .36052020280063-3)

This confirmation of claim was signed by the buyer and the buyer’s factoring bank on June 24, 2020:

Buyer Xiamen Many Idea Interactive Co., Ltd. and seller Xiamen Pop Culture Co., Ltd. signed a transaction contract on December 10, 2019 (No. PP20191220).

The buyer confirmed that it had received the notice of transfer of accounts receivable sent by the seller, Know and confirm that the accounts receivable under the above transaction contract have been legally and effectively transferred to the Xiamen Branch of Shanghai Pudong Development Bank Co., Ltd. And the buyer confirms that the corresponding transaction under the above accounts receivable has been received.

The buyer, as the underwriter of the following accounts receivable, confirms that Shanghai Pudong Development Bank is the sole creditor of the following accounts receivable, and promises to assume unconditional payment obligations to Shanghai Pudong Development Bank on the due date of the following accounts receivable and waives all forms of defense , And pay the total amount of the accounts receivable (currency/capital) RMB 11.2 million to the following designated account of Shanghai Pudong Development Bank.

The details of the receivables transferred are as follows:

Serial number	Invoice number	Billing date	Name of note	Date of shipment	Due date	Amount invoiced	Description of shipment	Shipping Documents and Numbers
1	09577826-0 9577840	2020/05/29	VAT special invoice	2020/05/29	2021/05/29	1.42 million yuan
2	09577767-0 9577782	2020/03/23	VAT special invoice	2020/03/23	2021/03/23	1.58 million yuan
3	09577841-0 9577922	2020/06/17	VAT special invoice	2020/06/17	2021/06/17	8.2 million yuan
Total transfers (currency/capital)					RMB 11,200,000.00

The collection accounts designated by Pudong Development Bank are as follows:

Payee: to be transferred to factoring business Xiamen Pop Culture Co., Ltd

Bank: Xiamen Branch, Shanghai Pudong Development Bank

Account number : [*]

This creditor’s right confirmation is an integral part of the “Buyer’s Factoring Agreement” (No. 36052020280063) signed by the buyer and the buyer’s factoring bank

Buyer (official seal): Xiamen Many Idea Interactive Co., Ltd.
Legal representative or authorized agent
(Signed or sealed): /s/ Liu Jianhui

Buyer’s factoring bank (official seal or contract seal):
Legal representative / person in charge or authorized agent :(signature or seal)